Exhibit 4.7

CERTIFICATE OF CORPORATE DOMESTICATION

OF

L&F ACQUISITION CORP.

Pursuant to Section 388

of the General Corporation Law of the State of Delaware

L&F Acquisition Corp., presently incorporated as a Cayman Islands exempted company, (the “Company”), DOES HEREBY CERTIFY:

1. The date on which and jurisdiction where the Company was first formed, incorporated, created or otherwise came into being was August 20, 2020 under the laws of the Cayman Islands.

2. The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware was L&F Acquisition Corp.

3. The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “ZeroFox Holdings, Inc.”.

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5. The domestication has been approved in the manner provided for by the Memorandum and Articles of Association of the Company, said Memorandum and Articles of Association being the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Corporate Domestication to be executed by its duly authorized officer on this [●] day of [●], 2022.

L&F ACQUISITION CORP., a Cayman Islands exempted company

By:
Adam Gerchen
Chief Executive Officer

[Signature Page to Certificate of Corporate Domestication
of L&F Acquisition Corp.]